UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	March 25, 2005

SHOE CARNIVAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21360	35-1736614

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8233 Baumgart Road, Evansville, IN	47725

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(812) 867-6471

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 25, 2005, the Board of Directors ("Board") of Shoe Carnival, Inc. (the "Company"), based on the recommendation of the Compensation Committee of the Board, approved the following actions:

Director's Compensation

The Board approved modifications to the compensation to be paid to the Company's non-employee directors. The annual retainer for each non-employee director was increased from $15,000 to $20,000. The Chairman of the Audit Committee will receive additional annual compensation of $5,000, while the Chairman of the Compensation Committee, Chairman of the Nominating and Corporate Governance Committee and the Lead Director will each receive additional annual compensation of $2,000.

Non-employee directors will continue to receive a per meeting fee of $1,000 for each meeting of the Board and the accompanying committee meetings attended and $1,000 for each committee meeting attended in person in which the full Board does not meet. If the committee meeting is attended by conference call the non-employee directors will receive $750. The Company will continue to reimburse all directors for all reasonable out-of-pocket expenses incurred in connection with meetings of the Board.

The Board also suspended all further automatic grants of stock options to non-employee directors on April 1 of each year under the Company's Outside Director's Option Plan. The Board adopted, subject to shareholder approval, amendments to the Shoe Carnival, Inc. 2000 Stock Option and Incentive Plan to allow non-employee directors to participate. If the amendment is approved by shareholders at this year's annual meeting of shareholders, non-employee directors will receive an annual grant of 500 shares of restricted stock. It is contemplated that the restrictions on the shares will lapse only after a director no longer serves on the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHOE CARNIVAL, INC.
(Registrant)

Dated: March 29, 2005	By:	/s/ W. Kerry Jackson

W. Kerry Jackson
Executive Vice President and Chief Financial Officer